Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

Cornerstone Strategic Investment Fund, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	457(o)	152,672		$6.55	$1,000,001.60	0.0001381	$138.10
Fees to be Paid	Other	Rights to Purchase Common Stock	(2)	Other	312,142,253	$			$0.0001381	$0.00

Total Offering Amounts:								$1,000,001.60		138.10
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$138.10

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Offering Note(s)

(1)	Includes [●] shares subject to the additional subscription privilege.

Estimated solely for the purpose of calculating fee as required by Rule 457(o) under the Securities Act of 1933 based upon the net asset value of $6.30 on July 31, 2026.
(2)	Evidencing the rights to subscribe for shares of common stock of the Registrant being registered herewith. Pursuant to Rule 457(g) of the Securities Act of 1933, no separate registration fee is required for the rights because the rights are being registered on the same registration statement as the common stock of the Registrant underlying the rights.